                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                        GENESIS HEALTH VENTURES, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                        *
                                       ***   GENESIS Health Ventures
                                        *


                                                  148 West State Street
                                                  Kennett Square, PA 19348
                                                  Tel 610 444 6350
                                                  Fax 610 444 3365









                                                               January 23, 1998
Dear Shareholder:

     You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Genesis Health Ventures, Inc. which will be held on Tuesday, February 24, 1998 at 10:00 A.M., at 209 Dalmatian Street, Kennett Square, Pennsylvania 19348. The official notice of the meeting together with a proxy statement and form of proxy are enclosed. Please give this information your careful attention.

     Shareholders of the Company are being asked to elect two directors of the Company to serve for three-year terms until the 2001 Annual Meeting of Shareholders and to approve an amendment to the Company's Employee Stock Option Plan. Whether or not you expect to attend the meeting in person, it is important that your shares be voted at the meeting. I urge you to specify your choices by marking the enclosed proxy and returning it promptly.


                       Sincerely,


                   /s/ Michael R. Walker
                   -------------------------------------
                       MICHAEL R. WALKER
                       Chairman and
                       Chief Executive Officer

                         GENESIS HEALTH VENTURES, INC.
                             148 West State Street
                         Kennett Square, PA 19348-3021

                         -----------------------------

                   Notice of Annual Meeting of Shareholders
                               February 24, 1998

                        -----------------------------

To Our Shareholders:

     The 1998 Annual Meeting of Shareholders of Genesis Health Ventures, Inc. (the "Company") will be held at 209 Dalmatian Street, Kennett Square, Pennsylvania 19348, on Tuesday, February 24, 1998 at 10:00 A.M., for the following purposes as more fully described in the annexed Proxy Statement:


1.   To elect two directors for terms of three years each;

2. To consider and act on an amendment to the Company's Employee Stock Option Plan which increases the number of shares issuable under the Plan from 4,500,000 to 6,250,000; and

3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     The Board of Directors has fixed December 19, 1997, as the record date for the determination of shareholders entitled to vote at the meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the meeting.

     You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed proxy and return it promptly in the envelope provided for that purpose.


                                   By the Order of the Board of Directors



                               /s/ Ira C. Gubernick
                               -----------------------------------
                                   IRA C. GUBERNICK
                                   General Counsel -- Corporate
                                   and Corporate Secretary

January 23, 1998

                         GENESIS HEALTH VENTURES, INC.
                             148 West State Street
                         Kennett Square, PA 19348-3021



                               ----------------

                                PROXY STATEMENT

                               ----------------

     This proxy statement, which together with the accompanying proxy card is first being mailed to shareholders on or about January 23, 1998, is furnished to the shareholders of the Company in connection with the solicitation of proxies by the Board of Directors on behalf of the Company for use in voting at the 1998 Annual Meeting of Shareholders, including any adjournment or postponement thereof.

     Proxies in the form enclosed, if properly executed and received in time for voting, and not revoked, will be voted as directed in accordance with the instructions thereon. Any proxy not so directing to the contrary will be voted FOR the Company's nominees as directors and FOR approval of the amendment to the Employee Stock Option Plan. Sending in a signed proxy will not affect a shareholder's right to attend the meeting and vote in person since the proxy is revocable. Any shareholder giving a proxy may revoke it at any time before it is voted at the meeting by delivering a later dated proxy or by giving written notice to the Secretary of the Company.

     The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile, by directors, officers or employees of the Company and its subsidiaries without additional compensation. In addition, ChaseMellon Shareholder Services, L.L.C. will provide solicitation services to the Company for a fee of approximately $4,000.00 plus out-of-pocket expenses. The Company will, on request, reimburse shareholders of record who are brokers, dealers, banks or voting trustees, or their nominees, for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.


Voting Securities

     At the close of business on December 19, 1997, the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting, the Company's outstanding voting securities consisted of 35,086,869 shares of Common Stock. Holders of Common Stock are entitled to one vote per share.

                            PRINCIPAL SHAREHOLDERS


     The following table sets forth at November 30, 1997, certain information with respect to the beneficial ownership of Common Stock (i) by each person who is known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) by each director, (iii) by each of the Company's five most highly compensated executive officers and (iv) by all directors and executive officers as a group.




                                                                            Shares of
                                                                          Common Stock      Percent of
                                                                          Beneficially     Common Stock
                                                                            Owned (1)         Owned
                                                                         --------------   -------------
Putnam Investments, Inc. (2)
  One Post Office Square
  Boston, Massachusetts 02109 ........................................      3,590,100          9.0%
Denver Investment Advisors, LLC (3)
  1225 17th Street
  26th Floor
  Denver, Colorado 80202 .............................................      2,117,050          5.3%
Allen R. Freedman (4) ................................................          9,000            *
Richard R. Howard (5) ................................................        271,450            *
Samuel H. Howard (6) .................................................         13,500            *
Roger C. Lipitz (7) ..................................................         23,500            *
Stephen E. Luongo (8) ................................................         45,018            *
Alan B. Miller (9) ...................................................         23,500            *
Fred F. Nazem (10) ...................................................        666,060          1.7%
Michael R. Walker (11) ...............................................        761,400          1.9%
David C. Barr (12) ...................................................        213,270            *
George V. Hager, Jr. (13) ............................................        111,253            *
Michael G. Bronfein (14) .............................................        184,171            *
All executive officers and directors as a group (21 persons) .........      2,490,405          6.3%

------------
* Less than one percent.


(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission (the "Commission") and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after November 30, 1997. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Based upon a Schedule 13G, dated January 27, 1997. Consists of 2,984,152 shares beneficially owned by Putnam Investment Management, Inc. and 605,948 shares beneficially owned by The Putnam Advisory Company, Inc. which are registered investment advisors, and are wholly-owned by Putnam Investments, Inc. Putnam Investments, Inc. is a wholly-owned subsidiary of Marsh & McLennon Companies, Inc.

(3)  Based upon a Schedule 13G, dated February 10, 1997.

(4) Consists of 9,000 shares of Common Stock which may be acquired upon the exercise of stock options.

(5) Includes 203,750 shares of Common Stock which may be acquired upon the exercise of stock options.

(6) Consists of 13,500 shares of Common Stock which may be acquired upon the exercise of stock options.

(7) Includes 13,500 shares of Common Stock which may be acquired upon the exercise of stock options.

(8) Includes 27,000 shares of Common Stock which may be acquired upon the exercise of stock options.

(9) Includes 18,000 shares of Common Stock which may be acquired upon the exercise of stock options.

(10) Includes 630,480 shares of Common Stock held by Nazem & Company, III, L.P. and 27,000 shares of Common Stock which may be acquired upon the exercise of stock options.

(11) Includes 367,500 shares of Common Stock which may be acquired upon the exercise of stock options.

(12) Consists of 213,270 shares of Common Stock which may be acquired upon the exercise of stock options.

(13) Includes 108,500 shares of Common Stock which may be acquired upon the exercise of stock options.

(14) Includes 25,000 shares of Common Stock which may be acquired upon the exercise of stock options.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS


Information Concerning Nominees

     Two directors are to be elected at the Annual Meeting to serve three-year terms until the 2001 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

     The Board of Directors has designated the persons listed below to be nominees for election as directors:



             Name                       Age          Position with the Company
------------------------------         -----         --------------------------
Roger C. Lipitz (1) ..........          55           Director
Alan B. Miller (2) ...........          60           Director

------------
(1) Member of the Audit Committee of the Board of Directors.
(2) Member of the Compensation Committee and Stock Option Committee of the Board of Directors.

     Roger C. Lipitz has served as a director of the Company since March, 1994. From 1969 until its acquisition by the Company in 1993, Mr. Lipitz served as Chairman of the Board of Meridian Healthcare, Inc., a Maryland based long term care company which operated over 5,000 beds and related businesses. Mr. Lipitz is a past president of the American Health Care Association, Health Facilities Association of Maryland and the National Council of Health Care Services. Mr. Lipitz is a member of the Board of Directors of Blue Cross and Blue Shield of Maryland.

     Alan B. Miller has served as a director of the Company since October, 1993. Since 1978, he has been Chairman of the Board, President and Chief Executive Officer of Universal Health Services, Inc., a Pennsylvania based health services company. Prior thereto, Mr. Miller was Chairman of the Board, President and Chief Executive Officer of American Medicorp, Inc. Mr. Miller is a member of the Board of Trustees of Universal Health Realty Income Trust and the Board of Directors of Penn Mutual Life Insurance Co. and CDI, Inc.

     Roger C. Lipitz and Alan B. Miller are currently serving as directors of the Company and have consented to being named in this Proxy Statement and to serve if elected. The Company has no reason to believe that either of the nominees will be unavailable for election. Should either nominee become unavailable for any reason, the Board of Directors may designate a substitute nominee.

     Unless authority has been withheld, the proxy agents intend to vote FOR the election of all of the Company's nominees. The election of a director requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon. An abstention, withholding of authority to vote or broker non-vote, therefore, will not have the same legal effect as an "against" vote and will not be counted in determining whether the nominee has received the required shareholder vote. Following the meeting, the Board of Directors will amend the bylaws of the Company to reduce the minimum number of directors of the Company from eight to seven. Proxies cannot be voted for more than two nominees. The Board of Directors unanimously recommends that you vote "For" the election of both nominees.

Information Concerning Continuing Directors


     The following tables set forth certain information concerning those directors whose terms will expire at the 1999 and 2000 Annual Meetings of
Shareholders:



                  Name                      Age    Position with the Company
                  ----                     -----   -------------------------
The terms of the following directors
 will expire in 1999:

Richard R. Howard (1) ..................    48     President and Director
Samuel H. Howard (2), (3), (4) .........    58     Director
Allen R. Freedman (2) ..................    57     Director

The terms of the following directors
 will expire in 2000:

Stephen E. Luongo (3) ..................    50     Director
Michael R. Walker (1) ..................    49     Chairman and Chief Executive Officer

------------
(1) Member of the Executive Committee of the Board of Directors.
(2) Member of the Audit Committee of the Board of Directors.
(3) Member of the Compensation Committee of the Board of Directors.
(4) Member of the Stock Option Committee of the Board of Directors.

     Richard R. Howard has served as a director of the Company since its inception. He joined the Company in September 1985 as Vice President of Development. Mr. Howard's background in health care includes two years as the Chief Financial Officer of Health Group Care Centers ("HGCC"). Mr. Howard's experience also includes over ten years with Fidelity Bank, Philadelphia, Pennsylvania and one year with Equibank, Pittsburgh, Pennsylvania. Mr. Howard is a member of the Board of Directors of Doctors Health, Inc.

     Samuel H. Howard has served as a director of the Company since March, 1988. He is the founder and Chairman of Phoenix Healthcare Corporation ("Phoenix Healthcare") and the founder and President of Phoenix Communications Group, Inc. ("Phoenix Group") and Phoenix Holdings, Inc. all of which are based in Nashville, Tennessee. Formed in 1993, Phoenix Healthcare provides management services for managed care organizations, including health maintenance organizations serving Tennessee's Medicaid population through the innovative TennCare program which offers a managed care approach to meeting the health care needs of Tennessee's Medicaid and uninsured populations. Mr. Howard's past corporate and operations experience in the health care industry include having served as the Senior Vice President of Public Affairs for Hospital Corporation of America from August 1981 to January 1990, Vice President and Treasurer for Hospital Affiliates, Inc. ("HAI"), and Vice President of Finance and Business for Meharry Medical College. In addition, Mr. Howard was a financial analyst for General Electric and a White House Fellow with U.S. Ambassador Arthur Goldberg. Mr. Howard is also a member of the Board of Directors of O'Charley's, Inc.

     Richard R. Howard and Samuel H. Howard are not related.

     Allen R. Freedman has served as a director of the Company since February, 1996. Since 1990, Mr. Freedman has served on the executive board of Fortis, a multinational financial services organization, which is the operating entity of Fortis AG, based in Belgium, and Fortis AMEV, based in the Netherlands. Since 1990, he has been Chairman and Chief Executive Officer of Fortis, Inc. and Chairman of the Board of its principal insurance and investment affiliates in the United States. These affiliates include American Security Group; Fortis Benefits Insurance Company; Time Insurance Company; and United Family Life Insurance Company. Mr. Freedman served as President of Fortis, Inc. from 1979 to 1990. Mr. Freedman is also a director of Fortis Advisors, Inc. and Systems and Computer Technology Corporation.

     Stephen E. Luongo has served as a director of the Company since June 1985. He is a partner in the law firm of Blank Rome Comisky & McCauley LLP. Blank Rome Comisky & McCauley LLP serves as outside legal counsel for the Company.

     Michael R. Walker, founder of the Company, has served as Chairman and Chief Executive Officer of the Company since its inception. In 1981, Mr. Walker co-founded HGCC. At HGCC, he served as Chief Financial Officer and, later, as President and Chief Operating Officer. Prior to its sale in 1985, HGCC operated nursing homes with 4,500 nursing beds in 12 states. From 1978 to 1981, Mr. Walker was the Vice President and Treasurer of AID Healthcare Centers, Inc. ("AID"). AID, which owned and operated 20 nursing centers, was co-founded in 1977 by Mr. Walker as the nursing home division of HAI. Mr. Walker is a member of the Board of Directors of Renal Treatment Centers, Inc. and Phoenix Healthcare and the Board of Trustees of Universal Health Realty Income Trust.

Board Meetings and Committees of the Board

     The Board of Directors held four regular meetings and four special meetings during the fiscal year ended September 30, 1997.

     The Executive Committee held three meetings during the fiscal year ended September 30, 1997. The Executive Committee has the authority of the Board of Directors in the management of the business of the Company between the dates of regular meetings of the Board of Directors.

     The Compensation Committee held three meetings during the fiscal year ended September 30, 1997. The Compensation Committee reviews the compensation of executive officers and makes recommendations to the Board regarding executive and incentive compensation.

     The Stock Option Committee held two meetings during the fiscal year ended September 30, 1997. The Stock Option Committee administers the Company's Employee Stock Option Plan.

     The Audit Committee held two meetings during the fiscal year ended September 30, 1997. The Audit Committee is responsible for reviewing the Company's accounting and financial practices and policies and the scope and results of the Company's audit. The Audit Committee is also responsible for recommending the selection of the Company's independent public accountants.

     The Company does not have a standing nominating committee.

     Each director attended more than 75% of the meetings of the Board and committees of which they were members during the fiscal year ended September 30, 1997, except that Alan R. Freedman attended 50% of the meetings of the committee of which he was a member.

     Directors who are not employees of the Company receive an annual retainer of $6,000 plus $2,500 for each regularly scheduled Board meeting which they attend and annually receive options to purchase 4,500 shares of Common Stock at an option price equal to the share's fair market value on the date of the grant. See "Executive Compensation and Certain Transactions -- Stock Option Plans -- Director Plan."

                                  PROPOSAL 2

                APPROVAL OF AMENDMENT TO THE COMPANY'S EMPLOYEE
                               STOCK OPTION PLAN

     On December 29, 1997 the Board of Directors approved an amendment to the Company's 1985 Amended and Restated Employee Stock Option Plan (the "Employee Plan") that increased the maximum number of shares issuable under the Employee Plan by 1,750,000 shares to a total of 6,250,000 shares, subject to approval by the shareholders of the Company. Under the Company's incentive compensation program, which was revised in fiscal 1996, stock options issued under the Employee Plan are the sole form of incentive compensation to most eligible employees.

Increase in Authorized Shares

     Currently, options for a total of 4,500,000 shares may be issued under the Employee Plan. Of these shares, 142,931 shares remain currently available for future options. The amendment increases the maximum number of shares issuable under the Employee Plan by 1,750,000 to a total of 6,250,000 shares. If the shareholders do not approve the increase, then the maximum number of shares issuable under the Employee Plan will remain at 4,500,000.

     The purpose of the proposed increase is to provide sufficient shares for future option grants to officers, key employees, consultants and advisors of the Company. The Board of Directors believes that the Company should have shares available under the Employee Plan to provide options to certain of its officers, key employees, consultants and advisors. The Board of Directors believes that the Company and its shareholders significantly benefit from having the Company's key management employees receive options to purchase the Company's Common Stock, and that the opportunity thus afforded these employees to acquire Common Stock is an essential element of an effective management incentive program. The Board of Directors also believes that stock options, particularly incentive stock options, are very valuable in attracting and retaining highly qualified management personnel and in providing additional motivation to management to use their best efforts on behalf of the Company and its shareholders. In March, 1997, the Stock Option Committee of the Board of Directors (the "Stock Option Committee") approved the issuance of 300,000 options to Michael R. Walker, the Company's Chairman and Chief Executive Officer, which option grants are subject to approval by the shareholders of this proposal to increase the number of shares issuable under the Employee Plan.

     Set forth below is a summary of certain significant provisions of the Employee Plan.

General

     Pursuant to the Employee Plan, stock options may be granted which are intended to qualify as incentive stock options ("Incentive Options") under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as stock options not intended to so qualify ("Non-Qualified Options"). The primary purpose of the Employee Plan is to provide additional incentive to key employees and officers of the Company by encouraging them to invest in the Company's Common Stock and thereby acquire a proprietary interest in the Company and an increased personal interest in the Company's continued success and progress.

Eligibility and Administration

     All officers and key employees of, and consultants and advisors to, the Company or any current or future subsidiary ("Subsidiary") (currently in excess of 840 people) are eligible to receive options under the Employee Plan. In addition, it is anticipated that approximately 350 people currently employed by the Multicare Companies, Inc. ("Multicare") will become employees eligible to receive options under the Employee Plan in the first calendar quarter of 1998. Multicare is a 44% owned Subsidiary of the Company. The Employee Plan is administered by the Stock Option Committee. Subject to the provisions of the Employee Plan, the Stock Option Committee determines, among other things, which officers, key employees, consultants and advisors of the Company and any subsidiary will be granted options under the Employee Plan, whether options granted will be Incentive Options or Non-Qualified Options, the number of shares subject to an option, the time at which an option is granted, the rate of option exercisability, the duration of an option and the exercise price of an option. The Stock Option Committee has the exclusive right to adopt or rescind rules for the administration of the Employee Plan, correct defects and omissions in, reconcile inconsistencies in, and construe the Employee Plan. The Stock Option Committee also has the right to modify, suspend or terminate the Employee Plan, subject to certain conditions.

Number of Shares Adjustment

     The aggregate number of shares which may be issued upon the exercise of options granted under the Employee Plan will be increased as a result of the proposed amendment from 4,500,000 to 6,250,000 shares of the Company's Common Stock. The aggregate number and kind of shares issuable under the Employee Plan is subject to appropriate adjustment to reflect changes in the capitalization of the Company, such as by stock dividend, stock split or other circumstances deemed by the Stock Option Committee to be similar. Any shares of Common Stock subject to options that terminate unexercised will be available for future options granted under the Employee Plan. In March, 1997, the Stock Option Committee approved the issuance of 300,000 options to Michael R. Walker, the Company's Chairman and Chief Executive Officer, which option grants are subject to approval by the shareholders of this proposal to increase the number of shares issuable under the Employee Plan. Except for the proposed grant to Mr. Walker, no determination has been made as to how the proposed additional 1,750,000 option shares will be allocated among any particular eligible participants in the Employee Plan.

Exercise Price and Terms

     The exercise price for Incentive Options granted under the Employee Plan must be equal to at least 100% of the fair market value of the Company's Common Stock as of the date of the grant of the option, except that the option exercise price of Incentive Options granted to an individual owning shares of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company must not be less than 110% of the fair market value as of the date of the grant of the option. The option price for Non-Qualified Options must equal at least 85% of the fair market value of the Common Stock on the date of the grant.

     Unless terminated earlier by the option's terms, Non-Qualified Options and Incentive Options granted under the Employee Plan will expire ten years after the date they are granted, except that if Incentive Options are granted to an individual owning shares of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company on the date of the grant, such options will expire five years after the date they are granted.

     Payment of the option price on exercise of Incentive Options and Non-Qualified Options may be made in cash, shares of Common Stock of the Company or a combination of both. Under the terms of the Employee Plan, the Stock Option Committee could interpret the provision of the plan which allows payment of the option price in shares of Common Stock of the Company to permit the "pyramiding" of shares in successive, simultaneous exercises. As a result, an optionee could initially exercise an option in part, acquiring a small number of shares of Common Stock and immediately thereafter effect further exercises of the option, using the shares of Common Stock acquired upon earlier exercises to pay for an increasingly greater number of shares received on each successive exercise. This procedure could permit an optionee to pay the option price by using a single share of Common Stock or a small number of shares of Common Stock and to acquire a number of shares of Common Stock having an aggregate fair market value equal to the excess of (a) the fair market value of all shares to which the option relates over (b) the aggregate exercise price under the option.

Termination of Service, Death and Disability

     All unexercised options will terminate three months following the date an optionee ceases to be employed by the Company or any Subsidiary, other than by reason of disability or death (but in no event later than the expiration date). An optionee who ceases to be an employee because of a disability must exercise the option within one year after he ceases to be an employee (but in no event later than the expiration date). The heirs or personal representative of a deceased optionee who could have exercised an option while alive may exercise such option within one year following the optionee's death (but in no event later than the expiration date). No option granted under the Employee Plan is transferable except by the laws of descent and distribution in the event of death.

Federal Income Tax Consequences

     Non-Qualified Options. Generally, there will be no federal income tax consequences to either the optionee or the Company on the grant of a Non-Qualified Option. On the exercise of a Non-Qualified Option, the optionee (except as described below) has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. The Company will be entitled to a federal income tax deduction in an amount equal to such excess, provided that the Company (i) complies with applicable withholding rules and (ii) either the deduction limitation imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code") is not exceeded or the Non-Qualified Options are excepted from the limitation imposed by Section 162(m) by reason of qualifying under the performance based compensation exception contained in Section 162(m). See "Section 162(m)" below.

     Upon the sale of stock acquired by exercise of a Non-Qualified Option, optionees will realize long-term, mid-term or short-term capital gain or loss depending upon their holding period for such stock. Under current law, capital gain is subject to a maximum tax rate of 20% if the holding period is more than eighteen months. Capital losses are deductible only to the extent of capital gains for the year plus $3,000 for individuals.

     An optionee who surrenders shares in payment of the exercise price of a Non-Qualified Option will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an Incentive Stock Option and the delivery of such shares is a disqualifying disposition. See "Incentive Stock Options" below. The optionee will recognize ordinary income on the exercise of the Non-Qualified Option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

     Incentive Stock Options. Generally, under the Code, an optionee will not realize taxable income by reason of the grant or the exercise of an Incentive Option (see, however, the discussion of alternative minimum tax below). If an optionee exercises an Incentive Option and does not dispose of the shares until the later of (i) two years from the date the option was granted and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as long-term capital gain, and the Company will not be entitled to any deduction. The reduced rate of tax on certain capital gains added to the Code by the Taxpayer Relief Act of 1997 requires a holding period of more than eighteen months. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (a "disqualifying disposition"), the optionee generally will realize ordinary income in the year of disposition and the Company will receive a corresponding deduction, in an amount equal to the excess of (1) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised (or such later date, if applicable, as described above in "Non-Qualified Options" if the optionee is a 16(b) Person who has not made an 83(b) Election) over (2) the option price, provided that the deduction limit of
Section 162(m) is not exceeded or the Incentive Option qualifies for the performance-based compensation exception provided for in Section 162(m). See "Section 162(m)" below. Any additional gain realized on the disposition will be long-term, mid-term or short-term capital gain and any loss will be long-term, mid-term or short-term capital loss. The optionee will be considered to have disposed of a share if he sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to spouses). If the disposition is by sale or exchange, the optionee's tax basis will equal the amount paid for the share plus any ordinary income realized as a result of the disqualifying disposition.

     The exercise of an Incentive Option may subject the optionee to the alternative minimum tax. The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the so-called alternative minimum tax. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the Incentive Option, no adjustment is then required for purposes of the alternative minimum tax, but regular income tax, as described above, may result from such disqualifying disposition.

     An optionee who surrenders shares as payment of the exercise price of his Incentive Option generally will not recognize gain or loss on his surrender of such shares. The surrender of shares previously acquired upon exercise of an Incentive Option in payment of the exercise price of another Incentive Option, is, however, a "disposition" of such shares. If the incentive stock option holding period requirements described above have not been satisfied with respect to such shares, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

     Under the Code, all of the shares received by an optionee upon exercise of an Incentive Option by surrendering shares will be subject to the incentive stock option holding period requirements. Of those shares, a number of shares (the "Exchange Shares") equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of any disqualifying disposition of the surrendered shares if they were incentive stock option shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Stock Option holding period for all shares will be the same as if the option had been exercised for cash.

     Section 162(m). Generally, Section 162(m), denies a deduction to any publicly held corporation, such as the Company, for certain compensation exceeding $1,000,000 paid to the chief executive officer and the other four highest paid executive officers during any taxable year. Although ordinary income that is realized upon the exercise of a Non-Qualified Option or the disqualifying disposition of shares acquired pursuant to the exercise of an Incentive Option is potentially subject to the limitation imposed under Section 162(m), Section 162(m) and the regulations thereunder provide that compensation attributable to the stock options granted under the Employee Plan may qualify for the performance-based exclusion in Section 162(m). If the stock options qualify for the performance-based exclusion, the compensation received upon their exercise would not be subject to the deduction limit set forth in Section 162(m). The Company believes that, assuming satisfaction of certain conditions set forth in Section 162(m), the compensation attributable to the stock options granted under the Employee Plan will meet the performance-based exclusion under
Section 162(m) and therefore the deduction limitation will be inapplicable to options to be issued under the Employee Plan.

Option Grants

     At December 17, 1997, options to purchase a total of 3,380,268 shares of Common Stock were outstanding under the Employee Plan at an average exercise share price of $20.37.

     In March, 1997, the Stock Option Committee approved the issuance of 300,000 options to Michael R. Walker, the Company's Chairman and Chief Executive Officer, which option grants are subject to approval by the shareholders of this proposal to increase the number of shares issuable under the Employee Plan. Except for the proposed grant to Mr. Walker, no determination has been made as to how the proposed additional 1,750,000 option shares will be allocated among any particular eligible participants in the Employee Plan.

     The following table sets forth certain information concerning options issued to date under the Employee Plan, including options which have been exercised:

                                                                            Total
                                                                           Options        Weighted Average
                 Name and Position with the Company                        Granted         Exercise Price
-------------------------------------------------------------------   ----------------   -----------------
Michael R. Walker
 Chairman and Chief Executive Officer .............................        718,126(1)         $ 21.28
Richard R. Howard
 President and Director ...........................................        348,750            $ 16.77
David C. Barr
 Executive Vice President and Chief Operating Officer .............        314,500            $ 17.75
George V. Hager, Jr.
 Senior Vice President and Chief Financial Officer ................        202,500            $ 19.77
Michael G. Bronfein
 President and Chief Executive Officer,
 NeighborCareSM ...................................................         75,000            $ 31.88
All Executive Officers as a Group (15 persons) ....................      2,159,476            $ 21.46
All Directors who are not Executive Officers as a Group (6 persons)        129,750            $ 21.48
All Employees, other than Executive Officers and
 Directors, as a Group ............................................      2,975,854            $ 18.52

---------------------
(1) Includes 300,000 options which will be issued at an exercise price of $35.25 per share, subject to shareholder approval increasing the number of shares issuable under the Employee Plan.

     On January 16, 1998, the last sale price of the Company's Common Stock as reported on the New York Stock Exchange was $26.81.

     Unless authority has been withheld, the proxy agents intend to vote FOR approval of the amendment to the Employee Plan. The approval of the amendment to the Employee Plan requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon. An abstention, withholding of authority to vote or broker non-vote, therefore, will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required shareholder vote. The Board of Directors unanimously recommends that you vote "FOR" approval of the amendment to the Employee Plan.


                EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

Compensation Committee and Stock Option Committee Report

     The Compensation Committee of the Board of Directors is comprised of Stephen E. Luongo, Alan B. Miller and Samuel H. Howard, who were not officers or employees of the Company during the fiscal year. The Committee reviews the compensation of executive officers and makes recommendations to the Board of Directors regarding executive compensation. The Stock Option Committee of the Board of Directors is comprised of Alan B. Miller and Samuel H. Howard. The Committee administers the Company's Employee Plan.

     The Company's compensation policies and practices with respect to executive officers are designed and implemented to motivate and retain senior executives. In determining compensation levels the Committee considers compensation packages offered by similar sized companies within the health care industry.

     The Company has executive employment agreements with Michael R. Walker as Chairman and Chief Executive Officer, Richard R. Howard as President, David C. Barr as Executive Vice President and Chief Operating Officer, and Michael G Bronfein as President, ASCO Healthcare, Inc., a wholly owned subsidiary of the Company, which were effective as of April 1, 1997 for Mr. Walker, as of April 1, 1991 for Messrs.

Howard and Barr, and as of June 5, 1996 for Mr. Bronfein. The Company has consolidated its pharmacy, medical supply and infusion business under the brand name "NeighborCare," and Mr. Bronfein is the president of all subsidiaries of the Company which do business as NeighborCare. Mr. Walker's agreement currently expires on March 31, 2000 and automatically extends for a one-year term unless notice of non-renewal is given at least one year prior to the end of the then current term. Messrs. Howard and Barr's agreements were modified in April, 1994 and currently expire on September 30, 1999 and are automatically extended for a one year term unless notice of non-renewal is given by either party at least one year prior to the end of the then current term. Neither the Company nor Messrs. Howard or Barr have provided notice of non-renewal and, therefore the term of each of their employment agreements have automatically renewed for an additional one year. The agreement with Mr. Bronfein currently expires on June 5, 1998.

     Total compensation is currently divided into two primary components: base salary and stock options. The award and vesting of stock options serves as incentive for superior performance and is based upon both the performance of the executives and the Company. Under the Company's incentive compensation program, which was revised in fiscal 1996, stock options issued under the Employee Plan are the sole form of incentive compensation to most eligible employees. See "Executive Compensation and Certain Transactions - Incentive Compensation Program".

     The Company uses the Employee Plan as a long-term incentive plan for executive officers and key employees. The objectives of the Employee Plan are to align the long-term interests of executive officers and shareholders by creating a direct link between executive compensation and shareholder return, and to enable executives to develop and maintain a significant long-term equity interest in the Company. The Employee Plan authorizes the Stock Option Committee to award stock options to officers and key employees. Stock option grants in fiscal 1997 were determined by the Stock Option Committee based upon recommendations of senior management.

     Compensation of the named executive officers for fiscal 1997 was determined in accordance with the employment agreements as previously described and/or the Company's compensation policies. Under the employment agreements base salary is reviewed annually and set by the Board based upon the recommendation of the Committee, except that Mr. Bronfein's base salary is reviewed annually and set by the Board of Directors of ASCO Healthcare, Inc. which is comprised of Messrs. Walker and Howard.

     In the case of executive officers with whom the Company did not have employment agreements, compensation was set at levels consistent with the Company's policies and performance.

     Messrs. Walker, Howard, Barr and Bronfein's compensation for fiscal 1997 is commensurate with the Company's performance and their contributions thereto. As with the Company's other executive officers, Messrs. Walker, Howard, Barr and Bronfein's total compensation involve certain subjective judgment and are not based solely upon specific objective criteria.

     In April, 1997, the Company entered into a new employment agreement with Mr. Walker, extending the term of the prior agreement to March 31, 2000 and increasing Mr. Walker's annual base salary to $600,000 per year. The Stock Option Committee approved the issuance of 300,000 options to Mr. Walker, which option grants are subject to approval by the shareholders of this proposal to increase the number of shares issuable under the Employee Plan. These options vest over three years assuming the Company achieves certain budgeted earnings during those three years. In determining the provisions of the new employment agreement and approving the issuance of the stock options to Mr. Walker, the Compensation Committee and Stock Option Committee primarily considered the compensation packages offered to chief executive officers of similar sized companies in the health care industry and Mr. Walker's contributions to the significant acquisitions and growth of the Company and the increase in the Company's earnings.

     Generally, Section 162(m) denies deduction to any publicly held company such as the Company for certain compensation exceeding $1,000,000 paid to the chief executive officer and the four other highest paid executive officers, excluding among other things certain performance-based compensation. The Compensation Committee will continually evaluate to what extent Section 162(m) will apply to its other compensation programs.

     In December, 1997, the Compensation Committee approved a Senior Executive Officer Stock Ownership Program. Under this program, by December, 2000, Messrs. Walker, Howard, Barr and George V. Hager, Jr., Senior Vice President and Chief Financial officer, must own Common Stock in the Company with a market value equal to five times, four times, three times and three times their current salary, respectively. The

Company is authorized to make full recourse loans to its senior executive employees under this program. The Compensation Committee believes that stock ownership by its senior executive employees creates a direct link between executive compensation and shareholder return, and serves to enable executives to maintain a significant long-term equity interest in the Company.

Samuel H. Howard              Stephen E. Luongo             Alan B. Miller

Summary Compensation Table

     The following table sets forth certain information regarding the compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for services rendered in all capacities for fiscal 1997, fiscal 1996 and fiscal 1995.

                                                                              Long Term          All Other
                                           Annual Compensation              Compensation      Compensation (1)
                                  -------------------------------------   ----------------   -----------------
       Name and Position           Fiscal                                      Option
        with the Company            Year      Salary (2)     Bonus (3)       Awards (3)
-------------------------------   --------   ------------   -----------   ----------------
Michael R. Walker                 1997         $521,621      $      0          300,000(4)         $ 23,673
 Chairman and Chief               1996          450,329             0                0               7,844
 Executive Officer                1995          418,773        79,000                0               5,400
Richard R. Howard                 1997         $340,710      $      0           18,000            $ 15,829
 President and Director           1996          307,035             0          100,500               6,875
                                  1995          286,728       151,000           88,500               4,500
David C. Barr                     1997         $273,333      $      0           37,000            $  8,662
 Executive Vice President and     1996          256,095             0           79,500               2,200
 Chief Operating Officer          1995          241,221       121,000           70,500               2,725
George V. Hager, Jr.              1997         $253,557      $  5,159       $   30,000            $  5,961
 Senior Vice President and        1996          224,994         4,143           67,500               3,247
 Chief Financial Officer          1995          204,583        55,000           15,000               3,679
Michael G. Bronfein               1997         $250,000      $      0                0            $      0
 President and Chief              1996           65,032             0           75,000                   0
 Executive Officer,
 NeighborCareSM (5)

------------
(1) Represents the Company's matching contribution under the 401(k), Profit Sharing Plan, Execuflex Plan and executive insurance policies.

(2) Includes compensation deferred under the Company's 401(k), Profit Sharing Plan, Execuflex Plan and other arrangements with the Company; does not include other payments made by the Company under the Company's 401(k), Profit Sharing Plan and Execuflex Plan.

(3) Under the Company's incentive compensation program, which was revised in fiscal 1996, stock options issued under the Employee Plan are the sole form of incentive compensation to most eligible employees, including the Company's executive officers. See "Executive Compensation and Certain Transactions -- Incentive Compensation Program."

(4) Subject to shareholder approval increasing the number of shares issuable under the Employee Plan.

(5) Mr. Bronfein joined the Company on June 5, 1996.

Employment Agreements

     In April 1997, the Company entered into a new employment agreement with Michael R. Walker as its Chairman and Chief Executive Officer. In April 1991, the Company entered into employment agreements with Richard R. Howard as its President and David C. Barr as its Executive Vice President and Chief Operating Officer which agreements were modified in April, 1994 (collectively Messrs. Walker, Howard and Barr are the

"Executive Employees"). The agreement with Mr. Walker currently expires on March 31, 2000 and the agreements with Messrs. Howard and Barr, as modified, each currently expire on September 30, 1999. Unless notice of non-renewal is given by either party at least one year prior to the expiration of the then current term, the agreement is automatically extended each year for an additional one year term. Neither the Company nor Messrs. Howard or Barr have provided notice of non-renewal and, therefore, the term of each of their employment agreements have automatically renewed for an additional one year. The annual base salaries of Messrs. Walker, Howard and Barr currently are $600,000, $350,000 and $290,000, respectively, and are reviewable by the Company's Board of Directors at least annually. The Executive Employees have also received stock options to purchase shares of Common Stock. In addition, under the Senior Executive Employee Stock Ownership Program, the Company may make loans to the Executive Employees to maintain a predetermined stock ownership position in the Company. The agreements may be terminated by the Company at any time for Cause (as defined), upon the vote of not less than two-thirds of the entire membership of the Company's Board of Directors. The Executive Employee may terminate his employment agreement on 30 days' notice upon the occurrence of certain events, including an election by the Company not to renew the term of the agreement, as described above. In the event that the Company terminates the Executive Employee's employment agreement without Cause, or the Executive Employee terminates his employment agreement as described in the preceding sentence, the Executive Employee is entitled to severance compensation equal to two years of his then current base salary for Mr. Walker, and one year for Messrs. Howard and Barr. Each Executive Employee is entitled to certain insurance benefits. If an Executive Employee becomes disabled, he will continue to receive all of his compensation and benefits for six months, less any amounts received under any disability insurance provided by the Company. If the disability continues for more than twelve months in any 24 month period, the Company may terminate the Executive Employee's employment. Each employment agreement also contains provisions which are intended to limit the Executive Employee from competing with the Company throughout the term of the agreement and for a period of two years thereafter.

     In June 1996, the Company entered into an employment agreement with Michael G. Bronfein as President and Chief Executive Officer of ASCO Healthcare, Inc., a wholly-owned subsidiary of the Company. The Company has consolidated its pharmacy, medical supply and infusion business under the brand name "NeighborCare," and Mr. Bronfein is the president of all subsidiaries of the Company which do business as NeighborCare. The agreement with Mr. Bronfein currently expires on June 5, 1998. Unless notice of non-renewal is given by either party at least sixty days prior to the expiration of the then current term, the agreement is automatically extended each year for an additional one year term. The annual base salary of Mr. Bronfein currently is $275,000, and is reviewable by the Board of Directors of ASCO Healthcare, Inc., which currently consists of Messrs. Walker and Howard, at least annually. Mr. Bronfein has also received stock options to purchase shares of Common Stock of the Company. The agreement may be terminated by the Company at any time without cause, upon thirty days' notice to Mr. Bronfein, or for Cause (as defined). Mr. Bronfein may terminate his employment agreement on 30 days' notice upon the occurrence of certain events, including a significant reduction in duties, responsibility or authority. In the event that the Company terminates Mr. Bronfein's employment agreement without Cause, or Mr. Bronfein terminates his employment agreement as described in the preceding sentence, Mr. Bronfein is entitled to severance compensation equal to one year of his then current base salary. If Mr. Bronfein becomes disabled, he will continue to receive all of his compensation and benefits for six months, less any amounts received under any disability insurance provided by the Company. If the disability continues for more than twelve months in any 24 month period, the Company may terminate Mr. Bronfein's employment.

Retirement Plan

     On January 1, 1989, the Company adopted an employee Retirement Plan which consists of a 401(k) component and a profit sharing component. The Retirement Plan, which is intended to be qualified under Section 401(a) and (k) of the Code, is a cash deferred profit-sharing plan covering all of the employees of the Company (other than certain employees covered by a collective bargaining agreement) who have completed at least 1,000 hours of service and twelve months of employment. Under the 401(k) component, each employee may elect to contribute a portion of his or her current compensation up to the lesser of $9,500 (or the maximum then permitted by the Code) or 15% (or for more highly compensated employees 2%) of such employee's annual compensation. The Company may make a matching contribution each year as determined by the Board of Directors. The Board of Directors may establish this contribution at any level each year, or may omit such contribution entirely.

     The Company match since January, 1995 has been based on years of service. For an employee who has completed six years of service prior to the beginning of the calendar year, he receives a match of $0.75 per $1.00 of contribution up to 4% of his salary. Therefore, if this employee contributes 4% or more of his salary, the Company contributes 3% of his salary. If the employee contributes less than 4%, the Company contributes $0.75 per $1.00 of contribution.

     If an employee has not completed six years of service, he is matched $0.50 per $1.00 of contribution up to 2% of his salary. Therefore, if this employee contributes 2% or more of his salary, the Company contributes 1% of his salary. If the employee contributes less than 2%, the Company contributes $0.50 per $1.00 of contribution.

     Under the profit sharing provisions of the Retirement Plan, the Company may make an additional employer contribution as determined by the Board of Directors each year. The Board of Directors may establish this contribution at any level each year, or may omit such contribution entirely. It is the Company's intent that employer contributions under the profit sharing provisions of the Retirement Plan are to be made 50% in the form of Common Stock and 50% in cash, and are to be made only if there are sufficient profits to do so. Profit sharing contributions are allocated among the accounts of participants in the proportion that their annual compensation bears to the aggregate annual compensation of all participants. All employee contributions to the Retirement Plan are 100% vested. Company contributions are vested in accordance with a schedule that generally provides for vesting after five years of service with the Company (any non-vested amounts that are forfeited by participants used to reduce the following year's contribution by the Company). Distribution of benefits normally will commence upon the participant's reaching age 65 (or, if earlier, upon the participant's death or disability). Payment of Retirement Plan benefits will generally be made in a lump sum unless an alternative equivalent form of benefit is elected. Certain special rules apply to the distribution of benefits to participants for whom the Retirement Plan has accepted a transfer of assets from another tax-qualified pension plan.

Stock Option Plans

     Employee Stock Option Plan. See "Approval of Amendment to the Company's Employee Stock Option Plan" for a description of the Company's Employee Stock Option Plan.

     Director Plan. In March 1992, the Company adopted, and in February 1993, the shareholders approved, the Company's 1992 Stock Option Plan for Non-Employee Directors (the "Director Plan"). The purpose of the Director Plan is to attract and retain non-employee directors and to provide additional incentive to them by encouraging them to invest in the Common Stock and acquire an increased personal interest in the Company's business. Payment of the exercise price for options granted under the Director Plan may be made in cash, shares of Common Stock or a combination of both. All options granted pursuant to the Director Plan are immediately exercisable and, except as indicated below, may not be exercised more than ten years from the date of grant.

     The Director Plan is administered by the Board of Directors of the Company, including non-employee directors, who may modify, amend, suspend or terminate the Director Plan, other than the number of shares with respect to which options are to be granted, the option exercise price, the class of persons eligible to participate, or options previously granted. Pursuant to the Director Plan, options may be granted for an aggregate of 225,000 shares of Common Stock. Options granted under the Director Plan are not incentive stock options under Section 422 of the Code. The Director Plan terminates ten years after its approval by shareholders.

     At each Annual Meeting of shareholders, each individual who is elected, re-elected or continues as a non-employee director automatically is granted an option to purchase 4,500 shares of Common Stock at the then fair market value of the Common Stock. On March 5, 1997, each non-employee director of the Company was granted an option to purchase 4,500 shares of Common Stock at an exercise price of $35.25 per share.

Option Grants

     The following table sets forth certain information concerning stock options granted under the Employee Plan during fiscal 1997 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company:

                       Option Grants in Last Fiscal Year

                                                                                                    Potential Realizable
                                                                                                            Value
                                                                                                      at Assumed Annual
                                                                                                    Rates of Stock Price
                                                      Individual Grants                         Appreciation for Option Term
                                --------------------------------------------------------------  -----------------------------
                                                   Percent of Total
                                                   Options Granted
                                     Options       to Employees In     Exercise     Expiration
             Name                    Granted         Fiscal Year         Price         Date           5%             10%
------------------------------  ----------------  -----------------  ------------  -----------  -------------  --------------
Michael R. Walker ............       300,000(1)          24.6%       $  35.25        3/5/07      $6,650,560     $16,853,827
Richard R. Howard ............        18,000              1.5%          35.25        3/5/07         399,034       1,011,230
David C. Barr ................        37,000              3.0%          35.25        3/5/07         820,236       2,078,639
George V. Hager, Jr. .........        30,000              2.5%          35.25        3/5/07         665,056       1,685,383
Michael G. Bronfein ..........             0                0%            --             --              --              --

------------
(1) Subject to shareholder approval increasing the number of shares issuable under the Employee Plan.

     The following table sets forth certain information concerning the shares acquired upon exercise of options, the number of unexercised options and the value of unexercised options at the end of fiscal 1997 held by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company:


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values



                                                                               Number of            Value of Unexercised
                                                                              Unexercised               In-the-Money
                                                                           Options at Fiscal          Options at Fiscal
                                                                               Year-End                   Year-End
                                  Shares Acquire                             Exercisable/               Exercisable/
             Name                   on Exercise      Value Realized          Unexercisable            Unexercisable(1)
------------------------------   ----------------   ----------------   ------------------------   ------------------------
Michael R. Walker ............             0            $      0        367,000/300,000(2)        $9,822,065/$1,106,250
Richard R. Howard ............         8,000             194,921        203,750/51,500             4,174,432/390,906
David C. Barr ................         7,730             202,086        213,270/63,500             5,019,137/393,156
George V. Hager, Jr. .........        10,000             305,000        108,500/61,500             2,298,219/496,781
Michael G. Bronfein ..........             0                   0        25,000/50,000              176,563/353,125

------------
(1) Stock Price at close of business on September 30, 1997 was $38.94.

(2) Includes 300,000 options which will be issued at an exercise price of $35.25 per share, subject to shareholder approval increasing the number of shares issuable under the Employee Plan.

Incentive Compensation Program

     Under the Company's incentive compensation program, which was revised in fiscal 1996, stock options issued under the Employee Plan are the sole form of incentive compensation granted to most eligible employees. Stock options granted under the revised incentive compensation program will vest 25% in the fiscal year of the option grant and 25% over each of the next three years. The awards are based upon the Company's performance and achievement of individual management objectives.

     Prior to revising the incentive compensation program in fiscal 1996, all eligible employees could be awarded both cash bonuses and stock options. Stock options granted under the former incentive compensation program vested 20% each year over a five year period beginning one year following the date the stock option was granted.

     The stock option award amounts are determined by management and approved by the Stock Option Committee. The Stock Option Committee has the authority to modify option awards, including changing the vesting schedule of stock option awards. For a description of the Company's Employee Plan see "Approval of Amendment to the Company's Employee Stock Option Plan."

Execuflex Plan

     In November 1991, the Company adopted the Execuflex Plan. All Company employees who achieve a certain salary grade and all employed physicians are entitled to participate in the Execuflex Plan. Pursuant to the terms of the Execuflex Plan, an eligible employee may authorize the Company to reduce his or her base compensation or bonuses and credit such amounts to a retirement account, education account or fixed period account.

     The Company match since March 1, 1997 has been based on years of service. For an employee who has completed ten years of service prior to the beginning of the calendar year, he receives a match of $0.50 per $1.00 of contribution up to 2% of his salary. Therefore, if this employee contributes 4% or more of his salary, the Company contributes 2% of his salary. If the employee contributes less than 4%, the Company contributes $0.50 per $1.00 of contribution. If an employee has completed more than six and less than ten years of service, he is matched $0.38 per $1.00 of contribution up to 1.5% of his salary. Therefore, if this employee contributes 4% or more of his salary, the Company contributes 1.5% of his salary. If the employee contributes less than 4%, the Company contributes $0.38 per $1.00 of contribution. If an employee has not completed seven years of service, he is matched $0.25 per $1.00 of contribution up to 1% of his salary. Therefore, if this employee contributes 4% or more of his salary, the Company contributes 1% of his salary. If the employee contributes less than 4%, the Company contributes $0.25 per $1.00 of contribution. Benefits derived from employee deferral contributions are not subject to forfeiture for any reason. Benefits derived from matching contributions made by the Company are forfeited if a member of the Execuflex Plan separates from the Company's employ prior to completing five years of employment with the Company. The five year period is measured from the later of January l, 1989 or the date of the member's commencement of employment with the Company.

Compensation Committee Interlocks and Insider Participation

     A limited partnership (the "Nazem Affiliate") affiliated with Fred F. Nazem, a director of the Company, owns 1.4% of the outstanding Common Stock of Genesis ElderCare Corp., the parent corporation of the Multicare Companies, Inc. and its subsidiaries ("Multicare"). Multicare is owned 44% by the Company and is consolidated for financial accounting purposes.

     The Nazem Affiliate's stock ownership is subject to an agreement (the "Put/Call Agreement") pursuant to which, among other things, the Company will have the option, on the terms and conditions set forth in the Put/Call Agreement to purchase (the "Call") Genesis ElderCare Corp. Common Stock held by the Nazem Affiliate commencing on October 9, 2001 and for a period of 270 days thereafter, at a price determined pursuant to the terms of the Put/Call Agreement. The Nazem Affiliate will have the option, on the terms and conditions set forth in the Put/Call Agreement, to require the Company to purchase (the "Put") such Genesis ElderCare Corp. Common Stock commencing on October 9, 2002 and for a period of one year thereafter, at a price determined pursuant to the Put/Call Agreement.

     Upon exercise of the Call, the Nazem Affiliate will receive at a minimum its original investment plus a 25% compound annual return thereon. Upon exercise of the Put, there will be no minimum return to the Nazem Affiliate; any payment to the Nazem Affiliate will be based upon a formula set forth in the terms of the Put/Call Agreement which provides generally for the preferential return of the stockholders' capital contributions (subject to certain priorities), a 25% compound annual return on the Nazem Affiliate's capital contributions and additional amounts to be divided based upon the proportionate share of the capital contributions of the stockholders to Genesis ElderCare Corp.

     All of the executive officers of the Company are also executive officers of Multicare, including Messrs. Walker, Howard and Hager, who are also directors of Multicare. Multicare and the Company have entered into a management agreement (the "Management Agreement") pursuant to which the Company will manage Multicare's operations. The Management Agreement has a term of five years with automatic renewals for two years unless either party terminates the Management Agreement. The Company will be paid a fee of six percent of Multicare's net revenues for its services under the Management Agreement provided that payment of such fee in respect of any month in excess of the greater of (i) $1,991,666 and (ii) four percent of Multicare's consolidated net revenues for such month, shall be subordinate to the satisfaction of Multicare's senior and subordinate debt covenants; and provided, further, that payment of such fee shall be no less than $23,900,000 in any given year. Under the Management Agreement, the Company is responsible for Multicare's non-extraordinary sales, general and administrative expenses (other than certain specified third-party expenses), and all other expenses of Multicare will be paid by Multicare.

     The Company is sponsoring the formation of ElderTrust(SM) ("ETT"), a Maryland real estate investment trust. It is anticipated that ETT will commence an initial public offering (the "ETT Offering") during the first calendar quarter of 1998. Michael R. Walker, Chairman and Chief Executive Officer of the Company, will be the Chairman of ETT.

     Upon completion of the ETT Offering, substantially all of the ETT operations will be conducted through ElderTrust Operating Limited Partnership (the "Operating Partnership"). In fiscal year 1997, Messrs. Walker, Howard, Barr, Hager and DePodesta formed MGI Limited Partnership ("MGI"). MGI will receive 95,454 units in the Operating Partnership ("Units"), having a total value of approximately $1.9 million based on the assumed ETT Offering price of the Common Shares of ETT, upon the recapitalization of the Operating Partnership.

     Upon consummation of the ETT Offering, Mr. Walker will receive cash distributions totaling approximately $358,000 from the sale of his interests in GHV Associates and Salisbury Medical Office Building General Partnership ("SMOPBGP") to the Operating Partnership. Mr. Walker also will receive a direct or indirect interest in 88,110 Units in exchange for his ownership interests in GHV Associates, SMOBGP and two other limited partnerships. Such Units, together with Mr. Walker's interest in the Units to be distributed to MGI, will have a total value of approximately $2.5 million based on the assumed ETT Offering price of the Common Shares of ETT. In addition, Mr. Walker will receive approximately $1.9 million in cash from ETT as repayment of first mortgage indebtedness loaned by Mr. Walker to GHV Associates and SMOBGP.

     Mr. Walker will receive $50,000 in cash (representing a return of his initial investment) indirectly from the Operating Partnership upon the dissolution of Elder Trust Realty Group, Inc. following the sale by Elder Trust Realty Group, Inc. of all its assets and liabilities to the Operating Partnership.

     ETT will grant to Mr. Walker options to purchase 150,000 Common Shares under ETT's 1998 Share Option and Incentive Plan. These options will vest over three years.

     Upon consummation of the ETT Offering, Mr. Howard will receive a cash distribution totaling approximately $91,000 from SMOBGP. In addition, Messrs. Howard, Barr and Hager will receive a direct or indirect interest in 24,139 Units in the aggregate in exchange for their ownership interests in certain limited partnerships. Such Units will have a total value of approximately $483,000 based on the assumed ETT Offering price of the Common Shares of ETT.

     The Company currently leases the Windsor Office Building and the Windsor Clinic and Training Facility (the "Buildings") from GHV Associates, a partnership which is owned by among others, Michael R. Walker, an officer and director of the Company. Payments under these leases approximate $191,000 per year and the current term expires on December 31, 2004. The Company believes that the terms of these leases are at least as favorable to the Company as those it would have obtained from an unaffiliated party. Following consummation of the ETT Offering, ETT will purchase the Buildings from GHV Associates. The Company will continue to lease these premises from ETT upon the same terms and conditions.

     The Company is currently involved in certain lease transactions with Salisbury Medical Office Building General Partnership ("SMOBGP"). This partnership is owned by among others, Richard R. Howard and Michael R. Walker, officers and directors of the Company. The Company rents space in Maryland which is used as a medical clinic and therapy clinic pursuant to two leases with SMOBGP. Payments under these leases approximate $169,000 per year. The leases expire on September 30, 1999. The Company believes that the terms of these leases are at least as favorable to the Company as those it would have obtained from an unaffiliated party. Following consummation of the ETT Offering, ETT will purchase all of the outstanding partnership interests in SMOBGP. The Company will continue to lease these premises from ETT upon the same terms and conditions.

     The Company has established a $6,500,000 line of credit (the "Loan") for the benefit of HealthObjects Corporation and its subsidiaries (collectively, "HealthObjects"). HealthObjects is 82% beneficially owned by Michael G. Bronfein, an officer of the Company. Pursuant to a Participation Agreement between the Company and Mr. Bronfein and his wife, the Bronfeins participate in 50% of the Loan exceeding $5,000,000. In connection with the loan, HealthObjects has issued warrants for the purchase of 5% of all outstanding shares of HealthObjects to the Company.

     Stephen E. Luongo, a director and member of the Compensation Committee, is a partner in the law firm of Blank Rome Comisky & McCauley LLP which serves as outside legal counsel for the Company.

     On November 30, 1993, the Company paid approximately $205,000,000 to acquire substantially all of the assets and stock of Meridian Healthcare. Roger
C. Lipitz, a director, is a former stockholder of Meridian Healthcare and served as Meridian's Chairman. As part of the Meridian Transaction, the Company entered into agreements to lease and operate, for ten years with a five year renewal option, at an aggregate cost of $6,000,000 per year, seven geriatric care facilities owned by seven different partnerships formed by certain former shareholders of Meridian, including Mr. Lipitz (the "Former Shareholders"). In March 1996, the Company acquired for total consideration approximately $31,900,000, including the payment of assumed debt, the remaining partnership interest owned by the Former Shareholders in five geriatric care facilities which were jointly owned by the Company and limited partnerships owned by the Former Shareholders. The Company also pays approximately $923,000 per year to Towson Building Associates, L.P., a limited partnership formed by the Former Shareholders, to lease the Company's regional headquarters located in Towson, Maryland. In addition, the Company manages a retirement center owned by Brendenwood MRC L.P., a limited partnership owned by the Former Shareholders. Mr. Lipitz beneficially owns between 20% to 26.5% of the partnership interests in the referenced partnerships formed and owned by the Former Shareholders.

     On August 24, 1995, the Company loaned $330,000, at an interest rate of four percent, to George V. Hager, Jr., the Company's Senior Vice President and Chief Financial Officer. Mr. Hager repaid the remaining balance of $85,000 on this note during Fiscal 1997.

     On January 13, 1998, the Company loaned approximately $411,000 to Richard
R. Howard, President and a director of the Company; $624,000 to George V. Hager, Jr., Senior Vice President and Chief Financial Officer of the Company; $493,000 to Marc Rubinger, Senior Vice President and Chief Information Officer of the Company; and $199,000 to Maryann Timon, Senior Vice President, Managed Care of the Company. The loans were made in connection with the Senior Executive Officer Stock Ownership Program, and are for five years at a variable interest rate equal to the Company's cost of borrowing under its Senior Credit Facility. See "Executive Compensation and Certain Transactions -- Compensation Committee and Stock Option Committee Report."

Stock Performance Graph

     The following graph shows a comparison of the cumulative total return for the Company's Common Stock, the Dow Jones Equity Market Index and the stock of a selected group of Health Care Provider companies. The graph assumes an investment of $100 in each on September 30, 1992, and, in the case of the Indexes, the reinvestment of all dividends.


                     COMPARISON OF CUMULATIVE TOTAL RETURN

                    Genesis Health Ventures Inc., Dow Jones
                   Equity Market Index, Health Care Providers


700 |-------------------------------------------------------------------------|
    |                                                                         |
    |                                                                        *|
600 |-------------------------------------------------------------------------|
    |                                                                         |
    |                                                                         |
500 |-------------------------------------------------------------------------|
    |                                                                         |
    |                                                          *              |
400 |-------------------------------------------------------------------------|
    |                                            *                            |
    |                                                                         |
300 |-----------------------------*-------------------------------------------|
    |                                                          &            &#|
    |                                                                         |
200 |--------------*--------------&--------------&-------------#--------------|
    |                                            #                            |
    |              &              #                                           |
100 |*#&-----------#----------------------------------------------------------|
    |                                                                         |
    |                                                                         |
  0 |--------------|--------------|--------------|-------------|--------------|
   9/92           9/93           9/94           9/95          9/96          9/97

                        * = Genesis Health Ventures, Inc.
        # = Dow Jones Equity Market Index    & = Health Care Providers

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by the Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended September 30, 1997, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that one report covering one transaction was filed late by Fred F. Nazem, and the initial report was filed late by David C. Almquist, Vincent Barnaba, M.D., Michael G. Bronfein, James V. McKeon, Mary Ann Miller, Robert A. Reitz and Deborah M. Soutar.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of KPMG Peat Marwick LLP acted as the Company's independent public accountants for the fiscal year ended September 30, 1997 and has been selected by the Board of Directors to serve as the Company's independent public accountants for the fiscal year ending September 30, 1998. A representative of KPMG Peat Marwick LLP is expected to be present at the shareholders' meeting and to have the opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions.


                                 OTHER MATTERS

     As of the date hereof, the Company knows of no other business that will be presented for consideration at the Annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters that the Company's Board of Directors does not know, a reasonable time before proxy solicitation, are to be presented for approval at the meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not constitute ratification of the action at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 under the Exchange Act, as amended; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.


         SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

     Shareholder proposals intended to be presented at the 1999 Annual Meeting must be submitted by October 27, 1998 to receive consideration for inclusion in the Company's 1999 proxy materials.

     EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST TO THE CORPORATE SECRETARY, AT 148 WEST STATE STREET, KENNETT SQUARE, PENNSYLVANIA 19348.



                                          By Order of the Board of Directors



                                      /s/ Ira C. Gubernick
                                      --------------------
                                          IRA C. GUBERNICK
                                          General Counsel--Corporate
                                          and Corporate Secretary

                         GENESIS HEALTH VENTURES, INC.

                      1998 ANNUAL MEETING OF SHAREHOLDERS
                               FEBRUARY 24, 1998
          SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Michael R. Walker and Richard R. Howard, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to represent the undersigned and to vote, as directed on the reverse side, all shares of Common Stock of Genesis Health Ventures, Inc. (the "Company") held by the undersigned as of December 19, 1997, at the Company's 1998 Annual Meeting of Shareholders to be held on February 24, 1998 or at any postponement or adjournment of the meeting.


                          (continued on reverse side)

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                            o FOLD AND DETACH HERE o

                                                          Please mark
                                                          your votes as
                                                          indicated in
                                                          this example   /X/


                  THIS PROXY WILL BE VOTED AS DIRECTED BELOW.
UNLESS YOU DIRECT OTHERWISE, THIS PROXY WILL BE VOTED "FOR" ALL PROPOSALS.

PROPOSAL 1: The election of Roger C. Lipitz and Alan B. Miller as directors as described in the accompanying Proxy Statement.

FOR       To withhold authority     To withhold authority to vote for any
        to vote for all nominees,   individual nominee(s), clearly print his
               check below:         or their names in the space provided below:

/ /               / /               -------------------------------------------


PROPOSAL 2: The approval of the Amendment to the   Both proxy agents present and
            Company's 1985 Amended and Restated    acting in person or by their
            Employee Stock Option Plan as          substitute (or, if only one
            described in the accompanying Proxy    is present and acting, then
            Statement.                             that one) may exercise all of
                                                   the powers conferred by this
     FOR         AGAINST        ABSTAIN            proxy. DISCRETIONARY
                                                   AUTHORITY IS CONFERRED BY
     / /          / /            / /               THIS PROXY WITH RESPECT TO
                                                   CERTAIN MATTERS, AS DESCRIBED
                                                   IN THE ACCOMPANYING PROXY
                                                   STATEMENT.

                                                   The undersigned hereby
                                                   acknowledges receipt of the
                                                   Company's 1997 Annual Report
                                                   to Shareholders, Notice of
                                                   the Company's 1998 Annual
                                                   Meeting of Shareholders and
                                                   the Company's Proxy Statement
                                                   dated January 23, 1998.

                                                   Date:
                                                        -----------------------
                                                        (please date this proxy)

                                                   ----------------------------

                                                   ----------------------------
                                                         Signature(s)

                                                   Please sign your name exactly
                                                   as it is printed on this
                                                   proxy, indicating any title
                                                   or other representative
                                                   capacity. If more than one
                                                   name is printed on this
                                                   proxy, then all must sign.

                                                   PLEASE DATE AND SIGN THIS
                                                   PROXY AND PROMPTLY RETURN IT
                                                   IN THE ENCLOSED POSTAGE-PAID
                                                   ENVELOPE.
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